                                                                                                                                                                                                                      EXHIBIT 99.1

News
For Immediate Release
4 Landmark Square
Suite 400
Stamford, CT  06901

Telephone:(203) 975-7110
Fax:              (203) 975-7902

Contact:
Robert B. Lewis
(203) 406-3160

 SILGAN HOLDINGS INCREASES DIVIDEND
AND DECLARES QUARTERLY DIVIDEND
STAMFORD, CT, February 23, 2010-- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, announced today that based on its continued strong financial performance and business prospects its Board of Directors declared a $0.21 per share quarterly cash dividend, payable on March 23, 2010 to the holders of record of the common stock of the Company on March 9, 2010.  This represents a 10.5% increase in the Company’s quarterly cash dividend, which the Company has increased every year since it began paying cash dividends in 2004.

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Silgan Holdings is a leading manufacturer of consumer goods packaging products with annual net sales of approximately $3.1 billion in 2009.  Silgan operates 66 manufacturing facilities in North and South America, Europe and Asia.  In North America, Silgan is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products.  In addition, Silgan is a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.

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